Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to our firm under the caption of “Experts” in the Registration Statement on Forms S-8 of Pinnacle Data Systems, Inc. (file numbers 333 - 33214 and 333 - 47824) and to the incorporation of our report dated October 24, 2005 on our audit of GNP Computers, Inc. financial statements as of December 31, 2004 and 2003 and for the two-year period ended December 31, 2004, which report appears in the Form 8-K/A of Pinnacle Data Systems, Inc. dated October 26, 2005.

/s/ HAUSSER + TAYLOR LLC

Columbus, Ohio

October 25, 2005